Exhibit 99.1

AITX's RAD Earns Top Honors at 2025 SIA NPS Awards for New Speaking Autonomous Responsive Agent (SARA™)

SARA Receives Overall Judges' Choice Honors Plus Best in Threat Detection and Response Solutions at ISC West

Detroit, Michigan, April 4, 2025 -- Artificial Intelligence Technology Solutions, Inc., (OTCPK:AITX), today announced that its wholly owned subsidiary Robotic Assistance Devices, Inc., (RAD), has received two major awards at the 2025 Security Industry Association (SIA) New Products and Solutions (NPS) Awards. SARA™, RAD's AI-powered incident response platform, earned the prestigious Judges' Choice Award and was also selected as the winner in the Threat Detection and Response Solutions category. Both honors were presented on the ISC West show floor during an April 2 ceremony.

AITX and RAD CEO, Steve Reinharz (center) and Mark Folmer, CPP, PSP, RAD President (left) accept the SIA NPS Judges' Choice Award for SARA

"We are tremendously honored to have SARA recognized by the SIA NPS judges with both the Judges' Choice Award and category win," said Steve Reinharz, CEO/CTO of AITX and RAD. "These awards are somewhat our industry's equivalent to the Grammys or Oscars, and it feels like we just won Best Album or Best Picture of the year. SARA is designed to meet the increasing demand for intelligent, proactive solutions that elevate security while streamlining operations. These awards will potentially help accelerate industry adoption and AITX growth."

SARA, which stands for Speaking Autonomous Responsive Agent, is RAD's AI-powered platform designed to manage and escalate security incidents in real time. Developed to work seamlessly across RAD's ecosystem of devices and monitoring systems, SARA provides an intelligent layer of automation that instantly evaluates events and initiates appropriate actions, including verbal engagement, alert escalation, and live video streaming. With its ability to respond to a wide range of security triggers, SARA significantly enhances situational awareness and operational efficiency while reducing the need for constant human oversight.

AITX and RAD CEO, Steve Reinharz (center) and Tony Taylor, RAD COO (left) accept the SIA NPS Threat Detection and Response Solutions award for SARA

This recognition comes just one day after RAD announced its integration agreement with Immix®, a global leader in central station automation software. The collaboration will incorporate SARA into Immix's platform, enabling monitoring centers worldwide to benefit from AI-powered response automation. The integration is expected to accelerate SARA's adoption across commercial, residential, and enterprise environments, reinforcing its position as a transformative force in the remote monitoring industry.

"SARA is more than a product, it's the intelligence engine behind our entire ecosystem," added Reinharz. "It represents years of focused development and is central to how we're redefining security. From frontline deterrence to real-time response and reporting, SARA is enabling RAD to deliver measurable value to clients while driving recurring revenue and long-term growth for the Company."

"SIA congratulates the winners of the 2025 SIA NPS Awards," said SIA CEO Don Erickson. "Each year, NPS presents the most cutting-edge products available on the market today, and our judges' dedication, support and thorough consideration are invaluable in maintaining it as the most trusted awards program for launching new security technology solutions."

"This year's SIA NPS program has had another fantastic year with amazing new products and solutions presented to our judging panels," said Christine Bergeron, chair of the SIA NPS Awards Committee and senior director of global physical security technology at Visa. "Thank you to our expert judges and committee members for your dedication to the program and lending your expertise and valuable time to contribute to a successful 2025 SIA NPS program."

"The SIA NPS Awards are a renowned global platform for highlighting new offerings each year, and earning recognition is an impressive accomplishment," said Elisa Mula, vice chair of the SIA NPS Awards Committee and founder and protection management specialist at EM Designs. "SIA applauds this year's winners, who impressed our judges after an extensive process of tech demonstrations and panel-driven judging."

Since its inception in 1979, SIA NPS has been the security industry's premier product awards program. New products are reviewed by a panel of judges with extensive industry experience, and in 2025, following significant deliberations, the 38 judges presented awards for technologies covering 33 product and service categories. View the full list of SIA NPS award winners here.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz